AMENDMENT TO

AMENDED AND RESTATED

INVESTMENT SUBADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

And

T. ROWE PRICE INTERNATIONAL LTD

This Amendment (the “Amendment”) to the Investment Subadvisory Agreement (the “Agreement”) is made as of April 1, 2024, by and between T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America, and T. Rowe Price International Ltd (the “Subadviser”), a corporation organized and existing under the laws of the United Kingdom.

W I T N E S S E T H:

WHEREAS, the parties hereto entered into the Agreement dated as of May 1, 2022;

WHEREAS, the parties hereto desire to add the SA T. Rowe Price VCP Balanced Portfolio and SA Multi-Managed International Equity Portfolio to the Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Adding Schedule 1 to the Agreement, which sets forth the mutual funds (each, a “Fund” and collectively, the “Funds”) that are covered by the Agreement.

2.	All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

WITNESS:	T. ROWE PRICE ASSOCIATES, INC.

/s/ Kathy Spencer		/s/ Terence Baptiste
By:
Name: Kate Spencer		Name: Terence Baptiste
Title: Assistant Vice President		Title: Vice President

WITNESS:	T. ROWE PRICE INTERNATIONAL LTD

/s/ Chris Whitfield		/s/ Daniel Worthington

By:
Name: Chris Whitfield		Name: Daniel Worthington
Title: Legal Counsel		Title: Vice President

SCHEDULE 1

Fund Name	Effective Date of this Agreement

SA T. Rowe Price Asset Allocation Growth Portfolio	May 1, 2022
SA T. Rowe Price VCP Balanced Portfolio	April 1, 2024